Exhibit 99.1

COOPER STANDARD REPORTS FOURTH QUARTER AND YEAR-END 2012 FINANCIAL RESULTS

NOVI, Mich., Feb. 25, 2013 - Cooper-Standard Holdings Inc. (OTCBB: COSH), the parent company of Cooper Standard Automotive, a leading global supplier of systems and components for the automotive industry, today announced financial results for the fourth quarter and year ended December 31, 2012. The Company also provided its 2013 outlook.

“The company’s global investments in 2012 highlight our strategic focus on growth, emerging market expansion and support of our global customers,” said Jeffrey Edwards, CEO, Cooper Standard. “We will continue to work closely with our customers to identify profitable growth opportunities in 2013.”

Fourth quarter and 2012 results

Cooper Standard reported revenue of $697.1 million for the fourth quarter of 2012 as compared to $695.7 million in the same quarter of the previous year. Sales reflect increased OEM production volume in North America, offset by volume declines in Europe and $10.8 million of unfavorable foreign exchange. For the full year, revenue was $2.9 billion, up slightly from the previous year. On a comparable basis, revenue was up 5.5 percent when adjusted for $129.4 million of unfavorable foreign exchange during the year. In addition to the aforementioned factors, the businesses acquired by the Company in 2011 also contributed favorably to 2012.

Gross profit for the quarter ended December 31, 2012 was $99.7 million or 14.3 percent of sales as compared to $97.6 million or 14 percent of sales for the fourth quarter of 2011. Lean savings contributed to the increase in gross profit, offset primarily by customer pricing and vehicle launch and expansion expense.

For the full year 2012, the Company generated a gross profit of $438.9 million, representing 15.2 percent of sales, compared to $450.6 million in 2011, or 15.8 percent of sales. Factors affecting gross profit in the year include increased production volume in North America and lean savings, offset by lower European volumes, unfavorable foreign exchange, customer pricing and expenses associated with vehicle launches, manufacturing transfers and expansion activities.

The Company reported net loss of $9.9 million in the fourth quarter of 2012, compared to net income of $23.2 million in 2011. Net income for the quarter was affected by after tax charges of $12.5 million in connection with the Company’s European restructuring initiatives and $9.1 million of impairment charges relating to the Company’s South American business and one of its European facilities. Selling, administration and engineering expenses increased to $74.8 million in the fourth quarter of 2012, compared to $66.7 million in 2011, as the Company increased staffing and investments to support its customers and growth initiatives.

The Company reported full year 2012 net income of $102.8 million or $4.14 per share on a fully diluted basis, which included a $48.3 million benefit related to the reversal of the valuation allowance on the Company’s deferred income tax assets in the United States recorded in the second quarter. For full year 2011, net income was $102.8 million or $3.93 per share on a fully diluted basis.

For the fourth quarter, Cooper Standard reported adjusted EBITDA of $70.9 million. Adjusted EBITDA for the full year 2012 was $298.0 million or 10.3 percent of sales, compared to $324.1 million or 11.4 percent of sales in 2011.

Operational highlights

The company launched new programs with several customers in 2012, a few key launches are highlighted here:

•	Chrysler Group LLC (Dodge Dart and Ram)

•	Fiat Group SpA (Siena)

•	Ford Motor Co. (Escape, Fiesta, Fusion and Kuga)

•	General Motors Co. (Onix)

•	Peugeot (A208)

During 2012, Cooper Standard was recognized by customers with the following:

•	Audi 2011 Top 50 + Award – Schelklingen, Germany

•	Chrysler Supplier of the Year Finalist – Chemical Group

•	Ford’s 2011 Silver Award – Mitchell, Ontario, Canada

•	GM’s 2012 Supplier Quality Excellence Award – Mitchell, Ontario, Canada; Georgetown, Ontario, Canada; and Gaylord, Mich.

•	GM’s 2012 Customer Care Award – Fairview, Mich.; Leonard, Mich.; and Georgetown, Ontario, Canada

•	Nissan’s Supplier Quality Award – Auburn, Ind.; and Torreon, Coahuila, Mexico

2013 guidance

For 2013, assuming North American vehicle production volume of 15.6 million units, European production volume of 18.7 million units and an average full year exchange rate of $1.25/Euro, the Company expects sales growth of 1 to 2 percent. Cooper Standard anticipates making capital expenditures of between $150 million and $170 million, as it continues to invest in technology and expand in the emerging markets to support its customers. The Company expects to incur cash restructuring expenses of between $40 million and $50 million, predominantly in Europe. Cash taxes are estimated to be in the range of $35 million to $45 million.

Net income to adjusted EBITDA reconciliation

The following table provides a reconciliation of EBITDA and adjusted EBITDA to net income, which is the most comparable U.S. GAAP financial measure (dollars in millions):

	Year Ended December 31,		Quarter ended December 31,
	2011	2012	2011	2012
	(dollars in millions)		(dollars in millions)
Net income	$102.8	$102.8	$23.2	$(9.9)
Provision (benefit) for income tax expense	20.8	(31.5)	(6.0)	1.3
Interest expense, net of interest income	40.5	44.8	10.3	11.5
Depreciation and amortization	124.1	122.7	32.1	31.5

EBITDA	$288.2	$238.8	$59.6	$34.4
Restructuring (1)	52.2	28.8	4.1	13.0
Noncontrolling interest restructuring (2)	(19.9)	(3.0)	(0.9)	(2.5)
Inventory write-up (3)	0.7	—	—	—
Net gain on partial sale of joint venture (4)	(11.4)	—	—	—
Stock-based compensation (5)	10.8	9.8	2.5	2.4
Acquisition costs (6)	2.2	—	—	—
Impairment charges (7)	—	10.1	—	10.1
Payments to former CEO and transition costs (8)	—	11.5	—	11.5
Noncontrolling interest deferred tax valuation reversal (9)	—	2.0	—	2.0
Other (10)	1.3	—	1.3	—

Adjusted EBITDA	$324.1	$298.0	$66.6	$70.9

(1)	Includes non-cash restructuring.
(2)	Proportionate share of restructuring costs related to FMEA joint venture.
(3)	Write-up of inventory to fair value for the USi, Inc. acquisition and the FMEA joint venture, net of noncontrolling interest.
(4)	Net gain on partial sale of ownership percentage in joint venture.
(5)	Non-cash stock amortization expense and non-cash stock option expense for grants issued at emergence from bankruptcy.
(6)	Costs incurred in relation to the FMEA joint venture agreement.
(7)	Impairment charges related to goodwill ($2.8 million) and fixed assets ($7.3 million).
(8)	Executive compensation for retired CEO and recruiting costs related to search for new CEO.
(9)	Noncontrolling interest deferred tax valuation reversal related to FMEA joint venture.
(10)	Costs related to corporate development activities.

Management considers EBITDA and adjusted EBITDA as key indicators of the Company’s operating performance and believes that these and similar measures are widely used by investors, securities analysts and other interested parties in evaluating the Company’s performance. Adjusted EBITDA is defined as net income adjusted to reflect income tax expense, interest expense net of interest income, depreciation and amortization, and certain non-recurring items that management does not consider to be reflective of the Company’s core operating performance.

When analyzing the Company’s operating performance, investors should use EBITDA and adjusted EBITDA in addition to, and not as alternatives for, net income, operating income, or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of the Company’s performance. EBITDA and adjusted EBITDA have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company’s results of operations as reported under GAAP. Other companies may report EBITDA and adjusted EBITDA differently and therefore Cooper Standard’s results may not be comparable to other similarly titled measures of other companies. In addition, in evaluating adjusted EBITDA, it should be noted that in the future Cooper Standard may incur expenses similar to or in excess of the adjustments in the above presentation. This presentation of adjusted EBITDA should not be construed as an inference that Cooper Standard’s future results will be unaffected by unusual or non-recurring items.

Conference call details

Cooper Standard’s executive team will host a conference call and webcast with investors on Tuesday, Feb. 26 at 9 a.m. ET to discuss its fourth quarter and year-end 2012 results, provide a general business update and respond to investor questions.

An interactive webcast will be available by clicking here.

To participate in the live question-and-answer session, callers in the United States and Canada should dial toll-free 800-949-4315 (international callers dial 678-825-8315) and provide the conference ID 88634664 or ask to be connected to the Cooper Standard teleconference. Callers should dial in at least five minutes prior to the start of the call. Financial and automotive analysts are invited to ask questions after the presentations are made.

Individuals unable to participate during the live teleconference or webcast may visit the investors’ portion of the Cooper Standard website (http://www.ir.cooperstandard.com) for a webcast or podcast replay of the presentation.

About Cooper Standard

Cooper Standard, headquartered in Novi, Mich., is a leading global supplier of systems and components for the automotive industry. Products include vehicle sealing and exterior systems, fluid and anti-vibration systems. Cooper Standard employs more than 22,000 people globally and operates in 19 countries around the world. For more information, please visit www.cooperstandard.com.

Forward Looking Statements

This press release includes forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act, reflecting management’s current analysis and expectations, based on what are believed to be reasonable assumptions. The words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” or future or conditional verbs, such as “will,” “should,” “could” or “may” and variations of such words or similar expressions are intended to identify forward-looking statements. Forward-looking statements are not guarantees of future results and may involve known and unknown risks and uncertainties that may cause actual results to differ materially from those projected, including, without limitation, the risks and uncertainties set forth in the Company’s most recent Annual Report on the Form 10-K, subsequent Quarterly Reports on Form 10Q and other Securities and Exchange Commission filings. The forward-looking statements in this press release are made as of the date hereof and the Company does not assume any obligation to update, amend or clarify them to reflect events, new information or circumstances occurring after the date hereof.

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COSH_F

Contact for Analysts:	Contact for Media:
Glenn Dong	Sharon Wenzl
Cooper Standard	Cooper Standard
(248) 596-6031	(248) 596-6211
investorrelations@cooperstandard.com	sswenzl@cooperstandard.com